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                                                                  EXHIBIT (A)(8)

FOR IMMEDIATE RELEASE

COMPANY    Timothy Mayleben                           MEDIA        Jim Wetmore
CONTACT:   Chief Operating Officer & CFO              CONTACT:     Berry & Company Public Relations
           Esperion Therapeutics, Inc.                             (212) 253-8881
           (734) 222-1809                                          jwetmore@berrypr.com
           tmayleben@esperion.com



           ESPERION ANNOUNCES SETTLEMENT OF SHORT-SWING PROFIT LAWSUIT

ANN ARBOR, MI (January 8, 2004) - Esperion Therapeutics, Inc. (Nasdaq: ESPR) today announced that the Durus Life Sciences Master Fund, Ltd. (Durus Fund) has agreed to pay Esperion $32.2 million and certain interest payments as settlement of liability under a lawsuit filed by Esperion in the U.S. District Court in Connecticut.

Esperion filed suit on August 25, 2003 to recover profits made by the Durus Fund, Durus Capital Management LLC, Durus Capital Management N.A., LLC and Scott Sacane from purchases and sales of Esperion common stock that represented short-swing transactions under Section 16(b) of the Securities Exchange Act of 1934. Under the terms of the settlement agreement, Esperion will release and discharge the Durus Fund, Durus Capital Management LLC, Durus Capital Management N.A., LLC and Scott Sacane from any and all further claims by Esperion and/or its stockholders arising under section 16(b) with respect to these transactions. The dismissal of the lawsuit is subject to the Court's approval.

ESPERION THERAPEUTICS

Esperion Therapeutics, Inc. discovers and develops pharmaceutical products for the treatment of cardiovascular disease. Esperion intends to commercialize a novel class of drugs that focuses on a new treatment approach called "HDL Therapy," which is based on the Company's understanding of high-density lipoprotein, or HDL, function. HDL is the primary facilitator of the reverse lipid transport, or RLT, pathway by which excess cholesterol and other lipids are removed from artery walls and other tissues and are transported to the liver for elimination from the body. Esperion's goal is to develop drugs that exploit the beneficial functions of HDL within the RLT pathway. Esperion currently has four product candidates in clinical development. Esperion is listed on the Nasdaq National Market under the symbol "ESPR."

SAFE HARBOR STATEMENT

The information contained in this press release includes "forward-looking statements." These forward-looking statements are often identified by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "require," "intend," "assume" and similar expressions. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations, estimations and projections and involve certain factors, such as risks and uncertainties, that may cause actual results, performance or achievements to be far different from those suggested by Esperion's forward-looking statements. These factors include, but are not limited to, risks associated with: uncertainty as to whether Esperion's acquisition by Pfizer will be completed, Esperion's ability to successfully execute its business strategies, including entering into strategic partnerships or other transactions if the transaction with Pfizer is not completed; the progress and cost of development of Esperion's product candidates; the extent and timing of market acceptance of new products developed by Esperion or its competitors;



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ESPERION ANNOUNCES SETTLEMENT OF SHORT-SWING PROFIT LAWSUIT               page 2

Esperion's dependence on third parties to conduct clinical trials for Esperion's product candidates; the extent and timing of regulatory approval, as desired or required, for Esperion's product candidates; Esperion's dependence on licensing arrangements and strategic relationships with third parties; clinical trials; manufacturing; Esperion's dependence on patents and proprietary rights; litigation, proceedings, investigations and other disruptions of management's time resulting from the acquisition of Esperion's common stock by various persons associated with Scott Sacane; the procurement, maintenance, enforcement and defense of Esperion's patents and proprietary rights; competitive conditions in the industry; business cycles affecting the markets in which any of Esperion's future products may be sold; extraordinary events and transactions; seeking and consummating business acquisitions, including the diversion of management's attention to the assimilation of the operations and personnel of any acquired business; fluctuations in foreign exchange rates; and economic conditions generally or in various geographic areas. Because all of the foregoing factors are difficult to forecast, you should not place undue reliance on any forward-looking statement. More detailed information about some of these and other risk factors is set forth in Esperion's filings with the Securities and Exchange Commission. Esperion does not intend to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements other than as required under the federal securities laws.


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